Exhibit 23(b)

KPMG LLP

      99 High Street          Telephone 617 988 1000   Telefax 617 988 0800
      Boston, MA 02110-2371


                       Consent of Independent Auditors
                       -------------------------------


The Board of Directors and Stockholders
 of Westerbeke Corporation:

We consent to the incorporation by reference in the Registration Statements (File No. 33-24435 and 333-25687) on Form S-8 of Westerbeke Corporation of our report dated December 7, 2001 relating to the consolidated balance sheets of Westerbeke Corporation and subsidiary as of October 27, 2001 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended October 27, 2001, and related schedule, which report appears in the October 26, 2002 annual report on Form 10-K of Westerbeke Corporation.


                                       By /s/ KPMG LLP

Boston, Massachusetts
January 24, 2003